EXHIBIT 8.1
[Letterhead of Cadwalader, Wickersham & Taft LLP]
January 24, 2006
Wachovia Corporation
301 South College Street
Charlotte, North Carolina 28288
Ladies and Gentlemen:
     We have acted as special tax counsel to Wachovia Corporation, a North Carolina corporation (the “Company”) and Wachovia Capital Trust III, a statutory trust created under the laws of the State of Delaware (the “Trust”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to (A) an indeterminate number of (i) Normal [    ]% Fixed-to-Floating Rate Normal Wachovia Income Trust Securities (“WITS”) (the “Normal WITS”), (ii) Stripped WITS (the “Stripped WITS”) and (iii) Capital WITS (the “Capital WITS,” and together with the Normal WITS and Stripped WITS, the “WITS”) to be issued from time to time by the Trust, (B) an indeterminate (i) principal amount of junior subordinated notes (the “Notes”), (ii) number of shares of the Company’s perpetual preferred stock (the “Preferred Stock”), (iii) number of Stock Purchase Contracts (the “Stock Purchase Contracts”), and (iv) number of guarantees of payment on the WITS (the “Guarantee”) to be issued from time to time by the Company. The Notes will be issued pursuant to an indenture (the “Base Indenture”) and a supplemental indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”) each among the Company and U.S. Bank National Association, as trustee. The WITS will be issued pursuant to an Amended and Restated Trust Agreement among the Company, as depositor, and the trustees named therein (the “Trust Agreement”) and will be sold pursuant to an Underwriting Agreement between the Company, the Trust and the Representatives named therein. The Stock Purchase Contracts will be issued pursuant to a Stock Purchase Contract Agreement between the Company and the Property Trustee on behalf of the Trust. The Guarantees will be entered into pursuant to the terms of a Guarantee Agreement by and between the Company, as Guarantor and U.S. Bank National Association as Guarantee Trustee (the “Guarantee Agreement”). The Preferred Stock will be issued pursuant to the Stock Purchase Contract Agreement and the Company’s articles of incorporation, as amended by the Articles of Amendment (the “Articles of Amendment”). The forms of the Indenture, the Trust Agreement, the Guarantee, the Stock Purchase Contract Agreement, the Notes and each of the WITS are being, or will be, filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Registration Statement.
     In rendering the opinions set forth below, we have examined and relied upon, among other things, the originals, copies or specimens, certified or otherwise identified to our satisfaction of (i) the Registration Statement, including the prospectus in the form being filed with the Commission (the “Prospectus”), (ii) the form of Trust Agreement, (iii) the form of Indenture, (iv) the form of Note, (v) the form of Stock Purchase Contract Agreement, (v) the form of Stock Purchase Contract, (vi) the form of each of the WITS, and (vii) such other certificates, corporate and public records, agreements and instruments and other documents, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. We have further assumed that all statements, facts, representations and covenants made therein are and remain true (without regard to any qualifications stated therein and without undertaking to verify such statements, facts and representations by independent investigation), that the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents, and that none of the terms and conditions contained therein has been or will be waived or modified in any respect. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties in certificates and oral or written statements and other information obtained from the Company, and the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter. In addition, we have assumed that the Notes, the Preferred Stock and the Stock Purchase Contracts will be executed and delivered in substantially the form in which they are filed as exhibits to the Registration Statement.
     We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States of America.
     Based upon and subject to the qualifications set forth herein, we are of the opinion that:
     The statements made in the Prospectus Supplement, under the caption “Certain U.S. Federal Income Tax Considerations,” to the extent such statements summarize material federal tax consequences of the purchase, beneficial ownership and disposition of the WITS to the holders thereof described therein, are correct in all material respects. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service will not take a contrary position.
     We assume no obligation to update or supplement this letter to reflect any facts, circumstances, laws, rules or regulations, or any changes thereto, or any court or other authority or body decisions or governmental or regulatory authority determinations which may hereafter occur or come to our attention.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement without admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
/s/ Cadwalader, Wickersham & Taft LLP